AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 25TH day of March, 2013, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended (the “Fund Administration Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”) on behalf of its separate series, the Portfolio 21 Funds, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).
RECITALS

WHEREAS, the parties have entered into the Fund Administration Agreement; and
WHEREAS, the parties desire to amend the fees of a certain series of the Trust; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit K to the Fund Administration Agreement is hereby superseded and replaced with Amended Exhibit K attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy

Name: Elaine Richards	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit K
to the PMP Fund Administration Servicing Agreement

Name of Series
Portfolio 21 Global Equity Fund Class R
Portfolio 21 Global Equity Fund Class I

FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE EFFECTIVE: 04/01/2013
Domestic/International Funds

Annual fee based upon assets per fund*
[  ] on the first $[  ] million
[  ] on the next $[  ] million
[  ] above $[  ] million

Multiple Classes
Additional $[  ] per year per class – waived

Chief Compliance Officer (CCO)
$[   ] per year per fund = Effective 4/1/2013
(subject to change based on Board review and approval)

Fees are billed monthly

* Subject to CPI increase

Extraordinary Services
Quoted separately based upon requirements

Includes monthly fund performance reporting. Daily performance reporting additional.

Plus out-of-pocket expenses, including but not limited to:
Postage, Stationery
Programming, Special Reports
Daily Compliance Testing Systems Expense
Proxies, Insurance
EDGAR filing
Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
SEC 15c Reporting
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
All other out-of-pocket expenses

Advisor’s Signature below acknowledges approval of the fee schedule on this Amended Exhibit K.

PORTFOLIO 21

By: /s/ Robert M. Baird

Name: Robert M. Baird

Title: Chief Compliance Officer